Exhibit 19.1

TECTONIC THERAPEUTIC, INC.

Insider Trading Policy

(adopted June 18, 2024)

Introduction

During the course of your relationship with Tectonic Therapeutic, Inc. (“Tectonic”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Tectonic or other publicly traded companies. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in Tectonic’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Tectonic securities and in the securities of other applicable publicly traded companies, in each case by our employees, directors and consultants who are advised that they are subject to this policy and who may become aware of material non-public information (“designated consultants”) and the other persons or entities subject to this policy as described below.

Statement of Policy

It is the policy of Tectonic that an employee, director or designated consultant of Tectonic (or any other person or entity subject to this policy) who is aware of material nonpublic information relating to Tectonicmay not, directly or indirectly:

1.
engage in any transactions in Tectonic’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;
2.
recommend the purchase or sale of any Tectonic’s securities;
3.
disclose material nonpublic information to persons within Tectonic whose jobs do not require them to have that information, or outside of Tectonic to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with Tectonic’s policies regarding the protection or authorized external disclosure of information regarding Tectonic; or
4.
assist anyone engaged in the above activities.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Tectonic at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Tectonic’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of Tectonic that no employee, director or designated consultant of Tectonic (or any other person or entity subject to this policy) may either (a) recommend to another person or entity that they buy, hold or sell Tectonic’s securities at any timeor (b) disclose material nonpublic information to persons within Tectonic whose jobs do not require them to have that information, or outside of Tectonic to other persons (unless the disclosure is made in accordance with Tectonic’s policies regarding the protection or authorized external disclosure of information regarding Tectonic).

In addition, it is the policy of Tectonic that no person subject to this policy who, in the course of his or her relationship with Tectonic, learns of any confidential information that is material to another publicly traded company with which Tectonic does business, may trade in that other company’s securities until the information becomes public or is no longer material to that other company.

There are no exceptions to this policy, except as specifically noted above or below.

Transactions Subject to this Policy

This policy applies to all transactions in securities issued by Tectonic, as well as derivative securities that are not issued by Tectonic, such as exchange-traded put or call options or swaps relating to Tectonic’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of Tectonic’s common stockin the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Persons Subject to this Policy

This policy applies to you and all other employees, directors and designated consultants of Tectonic and its subsidiaries. This policy also applies to members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in Tectonic’s securities are directed by you or are subject to your influence or control and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). However, this policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in Tectonic’s securities.

The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

Material Nonpublic Information

Material information

It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

•
financial results or forecasts;
•
status of product or product candidate development or regulatory approvals;
•
clinical data relating to products or product candidates;
•
timelines for pre-clinical studies or clinical trials;
•
acquisitions or dispositions of assets, divisions or companies;
•
public or private sales of debt or equity securities;
•
stock splits, dividends or changes in dividend policy;
•
the establishment of a repurchase program for Tectonic’s securities;
•
gain or loss of a significant licensor, licensee or supplier; and
•
changes or new corporate partner relationships or collaborations.
•
notice of issuance or denial of patents;
•
regulatory developments;
•
management or control changes;
•
employee layoffs;
•
a disruption in Tectonic’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
•
tender offers or proxy fights;
•
accounting restatements;
•
litigation or settlements; and

•
impending bankruptcy.

When information is considered public

The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Depending on the particular circumstances, Tectonic may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

Event-Specific Trading Blackouts

From time to time, an event may occur that is material to Tectonic and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer (which individual shall be the Chief Financial Officer, or his/her designee, or such other designee as determined by Tectonic’s Board of Directors), as applicable, may not trade in Tectonic’s securities. In that situation, Tectonic will notify the designated individuals that neither they nor their Related Persons may trade in the Tectonic’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.

The event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.

Exceptions to this Policy

This policy does not apply in the case of the following transactions, except as specifically noted:

1.
Option Exercises. This policy does not apply to the exercise of options granted under Tectonic’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company or by delivery to Tectonic of already-owned Tectonic stock. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
2.
Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to Tectonic to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under Tectonic’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
3.
ESPP. This policy does not apply to the purchase of stock by employees under Tectonic’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy does, however, apply to any sale of stock acquired pursuant to the ESPP.
4.
10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees, directors and consultants may establish a trading plan under which a broker is instructed to buy and sell Tectonic securities based on pre-determined criteria (a “10b5-1 Trading Plan”). So long as a 10b5-1 Trading Plan is properly established, purchases and sales of Tectonic securities pursuant to that Trading Plan are not subject to this policy. To be properly established, Trading Plans must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Tectonic at a time when Tectonic was not in a trading blackout period and they were not otherwise aware of any material nonpublic information relating to Tectonic or the securities subject to the Trading Plan. Moreover, all 10b5-1 Trading Plans must be reviewed and approved by Tectonic before being established to confirm that the 10b5-1 Trading Plan complies with all pertinent company policies and applicable securities laws.

5.
401(k) Plan. If Tectonic’s 401K plan allows for purchases of Tectonic’s securities, then this policy does not apply to purchases of Tectonic’s securities in Tectonic’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Tectonic stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Tectonic stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Tectonic stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Tectonic stock fund.

Special and Prohibited Transactions

1.
Inherently Speculative Transactions. No Tectonic employee, director or designated consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to Tectonic’s stock.
2.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Tectonic employee, director or designated consultant to continue to own Tectonic’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Tectonic employee, director or designated consultant may no longer have the same objectives as Tectonic’s other stockholders. Therefore, Tectonic employees, directors and designated consultants are prohibited from engaging in any such transactions.
3.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Tectonic’s securities, Tectonic employee, director and designated consultants are prohibited from holding Tectonic’s securities in a margin account or otherwise pledging Tectonic’s securities as collateral for a loan.
4.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Tectonic employee, director or designated consultant is in possession of material nonpublic information. Tectonic therefore discourages placing standing or limit orders on Tectonic’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Event-Specific Trading Blackouts” provision above.

Pre-Clearance and Advance Notice of Transactions

In addition to the requirements above, even during an open trading window, employees, directors and designated consultants of Tectonic (or any other person or entity subject to this policy) are subject to preclearance requirements and may not engage in any transaction in, or enter into, modify or terminate any contract, instruction or written plan or arrangement in, Tectonic’s securities without first obtaining written (including by email) pre-clearance from Tectonic’s Compliance Officer at least two business days in advance. A request for pre-clearance may be oral or in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction and should include the identity of the individual and/or entity requesting the pre-clearance (the “Pre-Clearance Person”), the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or options to be involved. In addition, the Pre-Clearance Person must execute a certification (in the form approved by the Compliance Officer) that he, she or it is not aware of material nonpublic information about the Company, or shall be made in accordance with such other procedures as the Compliance Officer may designate from time to time. The Compliance Officer shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are pre-cleared must be effected within three business days of receipt of the pre-clearance unless a longer or shorter period has been specified by the Compliance Officer. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the three business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

Post-Transaction Notice

Each individual and entity that is subject to reporting obligations under Section 16 of the Exchange Act shall also notify the Compliance Officer of the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the individual and/or entity, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price. A purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

Short-Swing Trading, Control Stock and Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in Tectonic’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

Prohibition of Trading During Pension Plan Blackouts

No director or executive officer of Tectonic may, directly or indirectly, purchase, sell or otherwise transfer any equity security of Tectonic (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR under the Exchange Act) if a director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to, purchases or sales of Tectonic’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. Tectonic will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR. Because Regulation BTR is very complex, no director or executive officer of Tectonic should engage in any transactions in Tectonic’s securities, even if believed to be exempt from Regulation BTR, without first consulting with the Compliance Officer.

Policy’s Duration

This policy continues to apply to your transactions in Tectonic’s securities and the securities of other applicable public companies as more specifically set forth in this policy, even after your relationship with Tectonic has ended. If you are aware of material nonpublic information when your relationship with Tectonic ends, you may not trade Tectonic’s securities or the securities of other applicable publicly traded companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave Tectonic during a trading blackout period, then you may not trade Tectonic’s securities or the securities of other applicable companies until the trading blackout period has ended.

Individual Responsibility

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Tectonic and to not engage in transactions in Tectonic’s securities or the securities of other applicable public companies while aware of material nonpublic information, as more specifically set forth in this policy. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Tectonic or any employee or director of Tectonic pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Tectonic for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.

Penalties

Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Tectonic, including termination of employment. Anyone who has questions about this policy should contact their own attorney or Tectonic’s Compliance Officer. Please also see Frequently Asked Questions, which are attached as Exhibit A.

Amendments

Tectonic is committed to continuously reviewing and updating its policies and procedures. Tectonic therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Tectonic’s policies regarding insider trading may be obtained by contacting the Compliance Officer.

Exhibit A

Insider Trading Policy

Frequently Asked Questions

1.
What is insider trading?

A: Generally speaking, insider trading is the buying or selling of stocks, bonds, futures or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If, during the course of your relationship with Tectonic, you become aware of material nonpublic information about Tectonic and you trade in Tectonic’s securities, you have broken the law and violated our insider trading policy. In addition, our insider trading policy provides that if in the course of your relationship with Tectonic, you learn of any confidential information that is material to another publicly traded company with which Tectonic does business you may not trade in that other company’s securities until the information becomes public or is no longer material to that other company.

2.
Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.

3.
What is material nonpublic information?

A: Information is material if it would influence a reasonable investor to buy or sell a stock, bond future or other security. This could mean many things: financial results, clinical or regulatory results, potential acquisitions or major contracts to name just a few. Information is nonpublic if it has not yet been publicly disseminated within the meaning of our insider trading policy.

4.
Who can be guilty of insider trading?

A: Anyone who buys or sells a security while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors and others who don’t even work at Tectonic. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.

5.
What if I work in a foreign office?

A: The same rules apply to U.S. and foreign employees and consultants. The Securities and Exchange Commission (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a Tectonic director, employee or consultant, our policies apply to you no matter where you work.

6.
What if I don’t buy or sell anything, but I tell someone else material nonpublic information and they buy or sell?

A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the company with anyone outside Tectonic, including spouses, family members, friends or business associates (unless the disclosure is made in accordance with Tectonic’s policies regarding the protection or authorized external disclosure of information regarding Tectonic. This includes anonymous discussions on the internet about Tectonic or companies with which Tectonic does business.

7.
What if I don’t tell them the information itself; I just tell them whether they should buy or sell?

A: That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell Tectonic’s common stock or any derivative security related to Tectonic’s common stock, since that could be a form of tipping.

8.
What are the sanctions if I trade on material nonpublic information or tip off someone else?

A: In addition to disciplinary action by Tectonic—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

9.
What is “loss avoided”?

A: If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

10.
Am I restricted from trading securities of any companies other than Tectonic, for example a partner or competitor of Tectonic?

A: You may be restricted from doing so due to your awareness of material nonpublic information involving that entity. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. You should be particularly conscious of this restriction if, through your position at Tectonic, you sometimes obtain sensitive, material information about other companies and their business dealings with Tectonic. Please also refer to Question 1 above and our insider trading policy with respect to restrictions on trading in the securities of other public companies.

11.
So if I do not trade Tectonic securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, employees and consultants may violate our policies by breaching their confidentiality obligations or by recommending Tectonic stock as an investment, even if these actions do not violate securities laws. Our policies are stricter than the law requires so that we and our employees and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.

12.
So when can I buy or sell my Tectonic securities?

A: If you are aware of material nonpublic information, you may not buy or sell our common stock until two full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of our insider trading policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Even if you are not aware of any material nonpublic information, you may not trade our common stock during any trading “blackout” period. Our insider trading policy describes the event-driven trading blackout periods that may be announced by email.

13.
If I have an open order to buy or sell Tectonic securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?

A: No, unless it is in connection with a 10b5-1 trading plan (see Question 25 below). If you have any open orders when a blackout period commences other than in connection with a 10b5-1 trading plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1 trading plan, you will have violated our insider trading policy and may also have violated insider trading laws.

14.
Am I allowed to trade derivative securities of Tectonic’s common stock?

A: No. Under our policies, you may not trade in derivative securities related to our common stock, which include publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.

“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our equity compensation plans, which are not derivative securities for purposes of our policy.

“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.

15.
Why does Tectonic prohibit trading in derivative securities and short selling?

A: Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. We are dedicated to building stockholder value, short selling our common stock conflicts with our values and would not be well-received by our stockholders.

16.
Can I purchase Tectonicsecurities on margin or hold them in a margin account?

A: Under our policies, you may not purchase our common stock on margin or hold it in a margin account at any time.

“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

17.
Why does Tectonic prohibit me from purchasing Tectonic securities on margin or holding them in a margin account?

A: Margin loans are subject to a margin call whether or not you possess material nonpublic information at the time of the call. If a margin call were to be made at a time when you were aware of material nonpublic information and you could not or did not supply other collateral, you may be liable under insider trading laws because of the sale of the securities (through the margin call). The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

18.
Can I pledge my Tectonicshares as collateral for a personal loan?

A: No. Pledging your shares as collateral for a personal loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

19.
Can I hedge my ownership position in Tectonic?

A: Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by our insider trading policy. Since such hedging transactions allow you to continue to own Tectonic’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as Tectonic’s other shareholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.

20.
Can I exercise options granted to me under Tectonic’s equity compensation plans during a trading blackout period or when I possess material nonpublic information?

A: Yes. You may exercise the options for cash (or via net exercise transaction with the company) and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. To be clear, you may not effect a broker-assisted cashless exercise (these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information

21.
Am I subject to trading blackout periods if I am no longer an employee or consultant of Tectonic?

A: It depends. If your employment with Tectonic ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with Tectonic ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Tectonic, you should not trade in Tectonic securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our insider trading policy.

22.
What if I purchased publicly traded options or other derivative securities before I became a Tectonicemployee or consultant?

A: The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.

23.
May I own shares of a mutual fund that invests in Tectonic?

A: Yes.

24.
Are mutual fund shares holding Tectonic common stock subject to the trading blackout periods?

A: No. You may trade in mutual funds holding Tectonic common stock at any time.

25.
May I use a “routine trading program” or “10b5-1 plan”?

A: Yes, subject to the requirements discussed in our insider trading policy and any 10b5-1 trading plan guidelines. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stock broker where you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, please contact the Compliance Officer for approval at compliance@tectonictx.com.

26.
What happens if I violate our insider trading policy?

A: Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with Tectonic. In addition, you may be subject to criminal and civil sanctions.

27.
Who should I contact if I have questions about our insider trading policy or specific trades?

A: You should contact our Compliance Officer.